                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 GENERAL GROWTH PROPERTIES INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                        GENERAL GROWTH PROPERTIES, INC.
                      55 WEST MONROE STREET -- SUITE 3100
                            CHICAGO, ILLINOIS 60603

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

                            TO BE HELD MAY 14, 1998

To the Stockholders of
  General Growth Properties, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of GENERAL GROWTH PROPERTIES, INC. (the "Company") will be held on Thursday, May 14, 1998 at the Company's new principal executive offices, 110 N. Wacker Drive, Chicago, Illinois 60606, at 10 o'clock a.m. local time, for the following purposes:

     (1) To elect three (3) directors to serve until the annual meeting of stockholders in 2001 and until their successors are elected and qualified;

     (2) To approve the 1998 Incentive Stock Plan of the Company (the "1998 Incentive Plan");

     (3) To ratify the reappointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31, 1998 (the "Reappointment of Accountants"); and

     (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on Friday, March 27, 1998 as the record date for determining the stockholders that are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of the stockholders entitled to notice of and to vote at the Meeting will be available for examination by any stockholder at the new principal executive offices of the Company, which, effective April 27, 1998, will be located at 110 N. Wacker Drive, Chicago, Illinois 60606, for any purpose germane to such meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting.

                                          By Order of the Board of Directors

                                          Matthew Bucksbaum

                                          Chairman of the Board
Chicago, Illinois
April 7, 1998

     THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE TO DO SO.

                        GENERAL GROWTH PROPERTIES, INC.
                      55 WEST MONROE STREET -- SUITE 3100
                            CHICAGO, ILLINOIS 60603

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of General Growth Properties, Inc. (the "Company"), for use at the annual meeting of stockholders and at any adjournment(s) or postponement(s) thereof (the "Meeting") to be held, for the purposes set forth in the accompanying Notice of Annual Meeting, on Thursday, May 14, 1998 at 110 N. Wacker Drive, Chicago, Illinois, 60606, at 10 o'clock a.m. local time. The Company expects to first mail this Proxy Statement and the accompanying proxy card to stockholders on or about April 7, 1998.

                                  THE MEETING

VOTING AT THE MEETING

     The holders of record of shares of the Company's Common Stock, par value $.10 per share ("Common Stock") at the close of business on Friday, March 27, 1998 are entitled to notice of and to vote at the Meeting. On that date, there were outstanding 35,736,572 shares of Common Stock held by approximately 1,130 holders of record. Each share of Common Stock issued and outstanding is entitled to one vote on each matter submitted to a vote of stockholders at the Meeting.

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting, in person or by proxy, will be necessary for the approval of the 1998 Incentive Plan. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting, in person or by proxy, will be necessary to ratify the Reappointment of Accountants.

PROXIES AND PROXY SOLICITATION

     All shares of Common Stock represented by properly executed and returned proxies will be voted at the Meeting in accordance with the directions marked on such proxies, unless such proxies have been previously revoked. If you return your proxy but do not indicate how you want it voted, it will be voted FOR the election of each nominee for director named in the proxy, FOR the 1998 Incentive Plan approval and FOR the Reappointment of Accountants. If any other matters are properly presented at the Meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment.

     You may revoke your proxy at any time before it is voted by submitting timely written notice of revocation or by submission of a properly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if you attend the Meeting, you may elect to revoke your proxy and vote your shares personally.

     Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

     In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses. The Company will bear the entire cost of soliciting management proxies, which is currently estimated to be less than $10,000.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 27, 1998, certain information concerning each stockholder who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY           APPROXIMATE
                      NAME AND ADDRESS                             OWNED(1)           PERCENT OF CLASS
                      ----------------                         ----------------       ----------------
General Trust Company, as trustee(2)........................      9,913,393(3)              22.0%
  4001 W. 41st Street, 04A
  Empire Mall
  Sioux Falls, South Dakota 57116
Cohen & Steers Capital Management, Inc......................      4,824,000(4)              13.5%
  757 Third Avenue
  New York, New York 10017-2013
Scudder, Stevens & Clark, Inc...............................      4,159,900                 11.7%
  345 Park Avenue
  New York, New York 10154
Wellington Management Company...............................      2,270,250(4)               6.4%
  75 State Street
  Boston, Massachusetts 02109

-------------------------
(1) Share amounts are based solely upon Schedules 13G/A filed with the Securities and Exchange Commission on or prior to February 13, 1998 by the listed beneficial owners.

(2) Held as trustee of various trusts. The beneficiaries of the trusts are members of the Bucksbaum family which, for purposes hereof, includes the descendants of Martin, Matthew and Maurice Bucksbaum, including John Bucksbaum, an Executive Vice President of the Company.

(3) Includes 9,391,630 shares of Common Stock issuable upon conversion of certain limited partnership units in the Operating Partnership (as hereinafter defined). See "Compensation Committee Interlocks and Insider Participation" below.

(4) As stated in the relevant Schedules 13G/A, owned by numerous investment counseling clients.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 27, 1998, certain information regarding the beneficial ownership of the Company's Common Stock, by (a) each of the directors and nominees for election as directors, (b) each of the executive officers of the Company named in the Summary Compensation Table on page 9 and
(c) all directors and executive officers as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                      DIRECTORS AND                         NUMBER OF SHARES            APPROXIMATE
                   EXECUTIVE OFFICERS                      BENEFICIALLY OWNED         PERCENT OF CLASS
                   ------------------                      ------------------         ----------------
Matthew Bucksbaum........................................     1,209,653(1)(2)               3.4%
John Bucksbaum...........................................        48,282(1)(3)(4)              *
Anthony Downs............................................         6,667(4)                    *
Morris Mark..............................................        10,500(4)                    *
Robert Michaels..........................................        71,000(4)                    *
Beth Stewart.............................................         5,000(4)                    *
A. Lorne Weil............................................         4,500(4)                    *
Bernard Freibaum.........................................       308,000(4)(5)                 *
Jon Batesole.............................................        36,706(4)(6)                 *
Joel Bayer...............................................        71,000(4)                    *
All Directors and Executive Officers as a Group (13
  persons)...............................................     1,807,498(7)                  5.0%

-------------------------
  * Less than 1%.

(1) Does not include shares of Common Stock beneficially owned by General Trust Company in its capacity as trustee of trusts. Beneficial ownership of such shares of Common Stock is hereby expressly disclaimed. See "Common Stock Ownership of Certain Beneficial Owners" above.

(2) Includes 850,745 beneficially owned by Mr. Bucksbaum as co-trustee of the Martin Bucksbaum Marital GST Trust and 62,296 shares held by Mr. Bucksbaum's IRA. Does not include 3,000 shares of Common Stock beneficially owned by Mr. Bucksbaum's spouse, or 100,000 shares of Common Stock beneficially owned by the Matthew and Carolyn Bucksbaum Family Foundation, beneficial ownership of which is hereby expressly disclaimed.

(3) Does not include 900 shares of Common Stock beneficially owned by Mr. Bucksbaum's spouse, beneficial ownership of which is hereby expressly disclaimed.

(4) Includes 30,000, 3,500, 500, 50,000, 1,000, 2,500, 100,000, 20,000 and
    56,000 shares of Common Stock subject to immediately exercisable options granted pursuant to the Company's 1993 Stock Incentive Plan, as amended (the "1993 Plan"), to each of Messrs. John Bucksbaum, Downs, Mark, Michaels, Ms. Stewart, Messrs. Weil, Freibaum, Batesole and Bayer, respectively.

(5) Does not include an aggregate of 8,000 shares of Common Stock beneficially owned by Mr. Freibaum's spouse and his children.

(6) Does not include 2,083 shares of Common Stock beneficially owned by Mr. Batesole's spouse, beneficial ownership of which is hereby expressly disclaimed.

(7) See footnotes 1 through 6 above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Common Stock to file reports of initial ownership and changes in ownership of Common Stock with the Commission. Based solely on a review of such reports furnished to the Company, the Company believes that during 1997, all of its directors, executive officers and beneficial owners of more than 10% of Common Stock complied with all applicable Section 16(a) filing requirements.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of seven members divided into three classes serving staggered three-year terms. Pursuant to Article III of the Company's By-Laws, three directors are to be elected at the Meeting to serve until the annual meeting of stockholders in 2001 and until their respective successors have been elected and qualified. Each of the nominees are now members of the Board of Directors. Proxies may not be voted for more than three directors.

     The shares of Common Stock represented by the enclosed proxy, if given and unless otherwise specified, will be voted by the persons named as proxies for the election of the individuals nominated by the Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

     The three individuals named below are nominees for election as directors at the Meeting. It is not contemplated that any of the nominees will be unable or unwilling to serve; however, if any nominee is unable or unwilling to serve, it is intended that the shares represented by the proxy, if given and unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors.

                                        TERM
                NAME                   EXPIRES    AGE               POSITION AND BACKGROUND(1)
                ----                   -------    ---               --------------------------
John Bucksbaum.......................   1998      41     Director of the Company. Executive Vice President
                                                         of the Company since December 1992. President of
                                                         General Growth of California, Inc. and Fallbrook
                                                         Mall Corporation, a predecessor to the Company
                                                         and previously one of the indirect owners of an
                                                         enclosed mall shopping center, from 1984 to
                                                         December 1992. Son of Matthew Bucksbaum.
Anthony Downs........................   1998      67     Director of the Company. Senior Fellow at The
                                                         Brookings Institution (private, non-profit policy
                                                         research center) since 1977. Self-employed
                                                         speaker and writer since 1977. Executive
                                                         consultant to Salomon Brothers Inc. (1986-1994)
                                                         and Aetna Realty Investors (1977-1994). Trustee
                                                         of each of The Urban Land Institute and The Urban
                                                         Institute. Director of The Pittway Corporation,
                                                         Bedford Properties, Inc. and Essex Property
                                                         Trust, Inc. Director of National Housing
                                                         Partnerships Foundation, Massachusetts Mutual
                                                         Life Insurance Company and NAACP Legal and
                                                         Education Defense Fund, Inc.

                                        TERM
                NAME                   EXPIRES    AGE               POSITION AND BACKGROUND(1)
                ----                   -------    ---               --------------------------
A. Lorne Weil........................   1998      51     Director of the Company. Director (since 1989),
                                                         Chairman (since 1991) and Chief Executive Officer
                                                         (since 1992) of Autotote Corporation, worldwide
                                                         provider of computerized wagering systems for
                                                         gaming operations; from 1979 to 1992, President
                                                         of Lorne Weil Inc., a private consulting firm.
                                                         Director of Fruit of the Loom, Inc., a basic
                                                         apparel manufacturer.

CONTINUING DIRECTORS

     Terms of office of the four Directors named below will continue until the annual meeting in the years indicated and until their respective successors have been elected and duly qualified.

                                        TERM
                NAME                   EXPIRES    AGE               POSITION AND BACKGROUND(1)
                ----                   -------    ---               --------------------------
Matthew Bucksbaum....................   1999      72     Chairman and Chief Executive Officer and Director
                                                         of the Company since July 1995; President of the
                                                         Company from December 1992 through June 1995;
                                                         Director of the Company since December 1992;
                                                         Secretary, Treasurer and Director of the Company
                                                         from 1986 to December 1992. President of General
                                                         Growth Companies, Inc. from 1985 to present.
                                                         Chairman of the Board of Directors of General
                                                         Growth Management, Inc., a property manager
                                                         ("GGMI"), from 1986 to December 1992. Director of
                                                         GGMI since December 1992. Father of John
                                                         Bucksbaum.
Beth Stewart.........................   1999      41     Director of the Company. Real estate consultant
                                                         from December 1992 to present. Vice President of
                                                         Goldman, Sachs & Co. from 1986 to November 1992.
Morris Mark..........................   2000      57     Director of the Company. General partner of Mark
                                                         Partners (an investment partnership) since June
                                                         1985. President and director of Mark Asset
                                                         Management Corporation (an investment management
                                                         company) since December 1986. President and
                                                         director of Mark International Partners, Ltd. (an
                                                         investment management company) since December
                                                         1989.
Robert Michaels......................   2000      54     Director of the Company since July 1995.
                                                         President and Chief Operating Officer of the
                                                         Company since May 1995. President, Chief
                                                         Executive Officer and Director of GGMI since
                                                         April 1994. From January 1989 until March 1994,
                                                         Mr. Michaels held various positions with GGMI.

-------------------------

(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of that Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940, as amended, are required to be listed in the above table.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Board of Directors has designated an Audit Committee, a Compensation Committee and a Pricing Committee. The Board of Directors has not designated a Nominating Committee; rather, the Board as a whole performs the functions which would otherwise be delegated to such Committee. The members of the Audit

Committee are Mr. Mark and Ms. Stewart, the members of the Pricing Committee are Messrs. Matthew Bucksbaum, John Bucksbaum and Ms. Stewart and the members of the Compensation Committee are Messrs. Matthew Bucksbaum and Downs and Ms. Stewart.

     The functions of the Audit Committee include recommending the engagement of the Company's independent auditors, reviewing the independence of the Company's independent auditors, reviewing with the independent auditors the plans for and results of the audit engagement and reviewing the adequacy of the Company's internal accounting controls.

     The functions of the Compensation Committee include determining the compensation for the Company's Chief Executive Officer, approving the compensation for the Company's other executive officers and administering the 1993 Plan and the Cash Incentive Plan (described elsewhere herein) and any and all other executive compensation plans adopted from time to time by the Company including, if approved by the stockholders of the Company, the 1998 Incentive Plan, as described elsewhere in this Proxy Statement.

     The functions of the Pricing Committee include selecting securities to be issued and publicly offered by the Company, fixing the price at which such securities are to be sold to the public, and determining underwriting discounts and commissions to be given or paid to underwriters, and any and all other terms and provisions relating to the issuance and sale of such securities.

     During 1997, the Board of Directors of the Company met eight (8) times, the Audit Committee met one (1) time, the Compensation Committee met one (1) time and the Pricing Committee met one (1) time. During 1997, each director attended at least 75% of the meetings held by the Board of Directors and those Committees thereof of which he or she is a member.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As stated above, the current members of the Compensation Committee are Matthew Bucksbaum, Anthony Downs and Beth Stewart. Matthew Bucksbaum, the Chairman of the Board and Chief Executive Officer of the Company, is the only member of the Compensation Committee who is a present or former officer or employee of the Company or of GGP Limited Partnership (the "Operating Partnership"). The Company is the general partner of the Operating Partnership and currently the owner of a 65.4% interest therein. Matthew Bucksbaum, his family and trusts for the benefit of his family (collectively, the "Bucksbaums") currently own a 28.7% limited partnership interest in the Operating Partnership (subject to dilution in certain circumstances) and certain rights to sell the units representing such interests or to increase their ownership in the Company to 25% of the outstanding Common Stock by converting a portion of such units into shares of Common Stock.

                               EXECUTIVE OFFICERS

     The following individuals currently serve as executive officers of the
Company:

                NAME                   AGE                   POSITION AND BACKGROUND
                ----                   ---                   -----------------------
Matthew Bucksbaum....................  72    Chairman of the Board of Directors and Chief Executive
                                             Officer and Director of the Company since July 1995;
                                             President and Director of the Company since December
                                             1992. Secretary, Treasurer and Director of the Company
                                             from 1986 to December 1992. President of General Growth
                                             Companies, Inc. from 1985 to present. Chairman of the
                                             Board of Directors of GGMI from 1986 to December 1992
                                             and director of GGMI since December 1992.
John Bucksbaum.......................  41    Executive Vice President since December 1992. Director
                                             of the Company. President of General Growth of
                                             California, Inc. and Fallbrook Mall Corporation, a
                                             predecessor to the Company and previously one of the
                                             indirect owners of an enclosed mall shopping center,
                                             from 1984 to December 1992.

                NAME                   AGE                   POSITION AND BACKGROUND
                ----                   ---                   -----------------------
Robert Michaels......................  54    Director of the Company since July 1995. President and
                                             Chief Operating Officer of the Company since May 1995.
                                             President, Chief Executive Officer and Director of GGMI
                                             since April 1994. From January 1989 until March 1994,
                                             Mr. Michaels held various positions with GGMI.
Bernard Freibaum.....................  45    Executive Vice President and Chief Financial Officer of
                                             the Company since October 1993. From August 1992 and
                                             prior to joining the Company, Mr. Freibaum was a
                                             consultant with Ernst & Young. From 1985 through 1992,
                                             he was Chief Financial Officer and General Counsel of
                                             Stein & Company, a real estate development and service
                                             company. From 1973 through 1985, Mr. Freibaum held
                                             various positions with Ernst & Young, American Invsco
                                             Corp., and Coopers & Lybrand L.L.P.
Ronald L. Gern.......................  39    Senior Vice President and Assistant Secretary of the
                                             Company since December 1997. From 1985 to November 1997,
                                             Mr. Gern was employed by Kravco Company, a shopping
                                             center management and development company. From 1990 to
                                             November 1997, he held the position of Vice President
                                             and General Counsel, and from 1985 to 1990 he held the
                                             position of Counsel. From 1982 to 1985, Mr. Gern was
                                             associated with the law firm of Wolf, Block, Schorr &
                                             Solis-Cohen.
Mark London..........................  46    Senior Vice President since January 1994. From June 1993
                                             through December 1993, Mr. London was a consultant to
                                             the Company. From April 1987 to May 1993, Mr. London
                                             served as President and Chief Executive Officer of
                                             Equity Properties and Development Co., a real estate
                                             management and acquisitions company.
Stanley Richards.....................  64    Senior Vice President of the Company since December
                                             1992. Vice President of the Company from October 1986 to
                                             December 1992. Vice President and General Counsel of
                                             General Growth Companies, Inc. since October 1985.
Jon Batesole.........................  58    Senior Vice President of the Company since December
                                             1992. President of General Growth Development Corp. from
                                             1985 to December 1992.
Joel Bayer...........................  34    Senior Vice President-Acquisitions of the Company since
                                             March, 1998 and Vice President of the Company since
                                             September 1993. From July 1988 through August 1993, Mr.
                                             Bayer held various positions with Equity Financial and
                                             Management Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation paid by the Company for services rendered to each of (i) the Chief Executive Officer and (ii) the five other most highly compensated executive officers of the Company (hereinafter, the "Named Officers") in the three most recent years.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                                      ------------
                                                         ANNUAL COMPENSATION           SECURITIES
                                                   -------------------------------     UNDERLYING
           NAME AND PRINCIPAL POSITION             YEAR    SALARY ($)    BONUS ($)    OPTIONS (#)
           ---------------------------             ----    ----------    ---------    -----------
Matthew Bucksbaum................................  1997     $175,000           --            --
  Chairman of the Board and Chief Executive        1996     $175,000           --            --
  Officer                                          1995     $175,000           --            --
Robert Michaels..................................  1997     $425,000     $200,000            --
  President and Chief Operating Officer(1)         1996     $400,000     $200,000       100,000
                                                   1995     $266,666     $ 50,000            --
John Bucksbaum...................................  1997     $200,000           --            --
  Executive Vice President                         1996     $200,000           --        75,000
                                                   1995     $175,000     $ 25,000            --
Bernard Freibaum.................................  1997     $400,000     $200,000            --
  Executive Vice President and Chief Financial     1996     $300,000     $200,000       200,000
  Officer                                          1995     $225,000     $200,000       250,000(1)
Jon Batesole.....................................  1997     $325,000     $100,000            --
  Senior Vice President(2)                         1996     $300,000     $100,000        50,000
Joel Bayer.......................................  1997     $250,000     $125,000            --
  Senior Vice President-Acquisitions(3)            1996     $200,000     $230,000(3)     75,000
                                                   1995     $110,000     $161,000(3)     60,000(1)

-------------------------
(1) In December 1995, options previously granted to Messrs. Freibaum and Bayer covering an aggregate of 50,000 and 10,000 shares, respectively, were canceled and surrendered and replacement incentive options covering 50,000 and 10,000 shares were granted pursuant to the 1993 Plan.

(2) Mr. Batesole's compensation from the Company commenced January 1, 1996.

(3) Includes debt forgiveness of $80,078 (including accrued interest thereon) for 1996 and $60,946 (including accrued interest thereon) for 1995, respectively.

OPTION GRANTS

     There were no options granted to any of the Named Officers during 1997.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the unexercised options held by the Named Officers at December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                  VALUE OF
                               NO. OF                 NUMBER OF SECURITIES UNDERLYING     UNEXERCISED IN-THE-MONEY
                               SHARES                 UNEXERCISED OPTIONS AT YEAR END        OPTIONS AT YEAR-END
                             ACQUIRED ON    VALUE     --------------------------------   ---------------------------
                              EXERCISE     REALIZED    EXERCISABLE      UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                             -----------   --------   --------------   ---------------   -----------   -------------
Matthew Bucksbaum. .......          --           --              --                --            --             --
Robert Michaels...........          --           --          40,000            60,000    $  325,200     $  487,800
John Bucksbaum............          --           --          30,000            45,000    $  243,900     $  365,850
Bernard Freibaum..........      25,000     $319,375         225,000           200,000    $3,134,250     $2,346,000
Jon Batesole..............          --           --          20,000            30,000    $  162,600     $  243,900
Joel Bayer................      15,000     $213,750          53,000            67,000    $  637,890     $  742,710

     On December 31, 1997, the Fair Market Value per share of Common Stock was $36.13.

STANDARD EMPLOYEE BENEFITS

     For 1997, standard employee benefits included a Company contribution toward the cost of health, life and disability insurance for employees with dependents and an opportunity to contribute pre-tax salary (subject to applicable limitations) to a Company sponsored 401(k) plan. Messrs. Matthew Bucksbaum, John Bucksbaum, Michaels, Freibaum, Batesole and Bayer elected to contribute a portion of their respective salaries to the 401(k) plan during 1997 and the Company made a matching contribution of $750 on behalf of each of them.

DIRECTORS' COMPENSATION

     Only those directors of the Company who are not employees of the Company receive any compensation for serving on the Board of Directors. Such directors receive an annual fee of $18,000, a meeting fee of $1,000 for each Board or Committee meeting attended, and reimbursement of expenses incurred in attending meetings.

     In addition, each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates will, on each January 1 of every year, automatically receive an annual grant of options pursuant to the 1993 Plan to purchase 500 shares of Common Stock having an exercise price equal to 100% of the Fair Market Value of the Common Stock on the date of grant of such option. In addition, each director, upon joining the Board of Directors, is entitled to receive an initial grant of options pursuant to the 1993 Plan to purchase 500 shares of Common Stock having an exercise price equal to 100% of the Fair Market Value of the Common Stock on the grant date.

     To date, pursuant to the 1993 Plan, each of Messrs. Downs and Mark and Ms. Stewart has received grants of options to purchase an aggregate of 3,000 shares of Common Stock and Mr. Weil has received grants of options to purchase an aggregate of 2,500 shares of Common Stock. The exercise price of each of such options is the Fair Market Value per share of Common Stock on the respective date of grant.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     This report discusses the executive compensation policies of the Company, and the Summary Compensation Table on page 9 of this proxy statement discloses the compensation paid by the Company to the Named Officers during the three most recent years.

     The Compensation Committee is responsible for determining the level of compensation paid to the Chief Executive Officer, approving the level of compensation paid to the Company's other executive officers and determining awards under, and administering, the 1993 Plan, the Cash Incentive Plan (defined below) and, if approved as described below, the 1998 Incentive Plan. The Compensation Committee is also responsible for reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Compensation Committee currently consists of Matthew Bucksbaum, Anthony Downs and Beth Stewart.

     In establishing the compensation to be paid to each of Matthew Bucksbaum and John Bucksbaum, the Compensation Committee (with Matthew Bucksbaum abstaining), noted that their salaries were originally established at subjective levels prior to the Company's initial public offering, and that of the two, only John Bucksbaum's salary has been adjusted, and then only moderately, since such time. The Committee also recognized the unique position occupied by each of Matthew Bucksbaum and John Bucksbaum by virtue of the Bucksbaums' ownership of a 28.7% limited partnership interest in the Operating Partnership (subject to dilution in certain circumstances) and their rights to sell the units representing such interests or to increase their ownership in the Company to 25% of the outstanding Common Stock by converting a portion of such units into shares of Common Stock. See "Common Stock Ownership of Certain Beneficial Owners," "Common Stock Ownership of Management" and "Compensation Committee Interlocks and Insider Participation." Accordingly, the compensation paid to Matthew Bucksbaum and John Bucksbaum during 1997 was not based upon, and had no specific relation to, the Company's performance during such period.

     Matthew Bucksbaum, as Chief Executive Officer, and Robert Michaels, as President, have the authority to hire executive officers, subject to approval by the Compensation Committee of the base salary to be paid to such executive officers. Executive officers have also historically received annual cash bonus awards based upon their relative contributions to the Company's performance, which bonus awards the Chief Executive Officer and the President were entitled to establish, subject to approval by the Compensation Committee. The cash bonuses paid to executive officers during 1997 were awarded in recognition of a variety of factors, including job responsibilities undertaken and efforts expended on behalf of the Company, contributions to the Company, leadership qualities, and compensation paid to executive officers of other real estate investment trusts ("REITs").

     One of the Compensation Committee's primary goals is to recruit and retain highly-qualified and talented individuals by providing a competitive compensation package with financial incentives aligned with the Company's performance. Thus, stock-based compensation has also historically been an important element of the Company's compensation program and has generally been awarded to executive officers either as an inducement to join the Company or as additional compensation in recognition of exceptional performance. To date, these stock-based awards have all been made pursuant to the 1993 Plan. The Chief Executive Officer and President have historically recommended to the Committee the size of a particular award based upon their subjective assessments of the factors described above and without specific reference to any aspect of the Company's performance at such time. Options granted to executive officers pursuant to the 1993 Plan vest over time and are required to be granted at the fair market value (as defined in the 1993 Plan) per share of Common Stock on the date of grant.

     In establishing the base salary to be paid to each of the Company's executive officers for fiscal 1998, the Compensation Committee reviewed the compensation paid by comparable REITs to their executive officers and determined it to be in the best interests of the Company and its stockholders for the Company to be in the lower-to-mid portion of the range. In terms of incentive compensation and stock based compensation for 1998 and subsequent years, the Committee strongly supports the approval of the 1998 Incentive Plan which, implemented incentivize the Company's senior management and further align their interests with those of the Company's stockholders.

     The Board has adopted, upon the recommendation of the Committee, a Cash Value Added Incentive Compensation Plan (the "Cash Incentive Plan") to provide additional incentive compensation to participants by relating the financial reward of such participants to an increase in the value of the Company to its stockholders. The principles underlying the Cash Incentive Plan are becoming widely accepted among leading corporations around the world. To the best of the Committee's knowledge, the Company is the first REIT to implement a broad-based cash value added incentive compensation program.

     In general, "cash value added" is determined to be the excess of net operating income after amortization of tenant allowances less a capital charge that is intended to represent the return expected by the providers of the Company's capital. Cash value added can be measured for the Company on a consolidated basis as well as for individual units within the Company such as particular shopping centers or portfolios, as the case may be. Increases in cash value added represent a performance standard that is closely coordinated with increases in stockholder value. To date, various members of management of the Company and GGMI, excluding Matthew Bucksbaum and John Bucksbaum, have been designated by the Committee as participants under the Cash Incentive Plan.

     The Cash Incentive Plan is intended to provide a target incentive award ("Target Incentive Award") generally ranging from between 10% and 50% of salary for participants. Under the Cash Incentive Plan, the annual bonus award ("Annual Bonus Award") for a participant for a particular year is equal to Base Salary x Target Incentive Award x Performance Factor. The Performance Factor is determined by reference to the amount of improvement or deterioration in cash value added measured against the prior year. The Performance Factor calculation will produce an amount in excess of the Target Incentive Award if the actual cash value added exceeds the targeted cash value added and will produce an amount which is less than the Target Incentive Award if the actual cash value added is less than the target cash value added.

     The Cash Incentive Plan provides the incentive for a greatly enhanced bonus opportunity, but also uses a "Bonus Bank" feature to ensure that cash value added improvements are sustained before extraordinary bonus awards are paid out. The Bonus Bank feature applies to all awards under the Cash Incentive Plan. Each year, any Annual Bonus Award in excess of 125% of the Target Incentive Award is added to the outstanding Bonus Bank Balance. The bonus paid to a participant is equal to the Annual Bonus Award for the year, up to a maximum of 125% of the Target Incentive Award, plus 33% of the Bonus Bank Balance. In 1998, the first year of the Cash Incentive Plan's operation, the bonuses paid could potentially equal 125% of the Target Incentive Awards plus 33% of the dollars allocable to the Bonus Bank Balance. A Bonus Bank Balance is considered "at risk" in the sense that in any year the Annual Bonus Award is negative, the negative Annual Bonus Award amount will be subtracted from the outstanding Bonus Bank balance.

     In the event a participant's outstanding Bonus Bank Balance is negative at the beginning of the year, the participant's Annual Bonus Award for such year will be equal to the greater of (i) 75% of the participant's Target Incentive Award or (ii) the difference between the Annual Bonus Award and the negative Bonus Bank Balance at the beginning of the year.

     On termination of employment due to death, disability or retirement, the Bonus Bank Balance (if there is a credit balance) will be paid to the terminating participant or his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive Bonus Bank Balance. The participant is not expected to repay negative balances.

     The Committee currently contemplates that the Cash Incentive Plan will be integrated with the 1998 Incentive Plan, discussed below under "Approval of General Growth Properties, Inc. 1998 Incentive Stock Plan". As mentioned previously, the Company has pioneered the implementation of a cash value added program in the context of a REIT. Together with the 1998 Incentive Plan, the two programs will create a powerful impetus for enhancing stockholder value by further aligning the interests of participants with those of stockholders by directly linking compensation to, and making a portion of it dependent upon, increased per share value.

     As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

     Respectfully submitted by the Compensation Committee,

                               Matthew Bucksbaum
                                 Anthony Downs
                                  Beth Stewart

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following line graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Company's Common Stock compared to the cumulative total return of the S&P Composite -- 500 Stock Index, the NAREIT (National Association of Real Estate Investment Trusts) All Equity REIT Total Return Index and an enclosed mall REIT Index captioned as the General Growth Properties Peer Group (currently consisting of General Growth Properties, Inc., CBL & Associates Properties, Inc., Crown American Realty Trust, JP Realty, Inc., The Macerich Company, Taubman Centers, Inc., Urban Shopping Centers, Inc., Simon DeBartolo Group, Inc., Glimcher Realty Trust and The Mills Corporation) for the period April 8, 1993, the date on which trading of the Company's Common Stock commenced, through December 31, 1997.

     The graph assumes that the shares of the Company's Common Stock were bought at the IPO price of $22.00 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends. The NAREIT All Equity REIT Total Return Index, which is only published monthly based on the last closing prices of the preceding month, has been prorated for the month of April, 1993 to arrive at the beginning index used in this graph.

     Please note that the stock price performance shown on the graph below is not necessarily indicative of future price performance.

                           Total Return Performance

                                                Period Ending
Index                                           4/07/93        12/31/93       12/31/94       12/31/95     12/31/96     12/31/97
General Growth Properties, Inc.                 100.00         100.73         114.18         115.72       192.27       226.95
S&P 500                                         100.00         107.54         108.96         149.90       184.17       245.63
NAREIT All Equity REIT Total Return Index       100.00          99.39         102.32         117.80       159.88       192.27
General Growth Properties Peer Group            100.00          84.03          89.42          92.98       131.75       149.27

                                  APPROVAL OF
                        GENERAL GROWTH PROPERTIES, INC.
                           1998 INCENTIVE STOCK PLAN

GENERAL

     The Company's Board of Directors has approved a new stock incentive plan entitled the 1998 Incentive Stock Plan (the "1998 Incentive Plan"). Under the 1998 Incentive Plan, which must be approved by the Company's stockholders, the Compensation Committee of the Board of Directors of the Company (the "Committee") is authorized to grant to employees of the Company and GGMI (other than Matthew Bucksbaum and John Bucksbaum) stock incentive awards in the form of threshold-vesting stock options ("TSOs").

     Assuming the Company's stockholders approve the 1998 Incentive Plan, it will be integrated with the Company's Cash Incentive Plan which is described above in the Committee's Report on Executive Compensation. Pursuant to the 1998 Incentive Plan, in any particular year, the number of TSOs to be granted to a participant will be determined by multiplying the Annual Bonus Award to a participant under the Cash Incentive Plan by 25% (or such lesser percentage for employees other than members of senior management) (such product is the "Percentage Bonus Amount") and then dividing the Percentage Bonus Amount by ten percent (10%) of the fair market value ("FMV") of a share of the Company's Common Stock on the date of grant. The exercise price of the TSOs to be granted to a participant will be the FMV on the date the TSO is granted. The threshold price (the "Threshold Price") which must be achieved in order for the TSO to vest will be determined by multiplying the FMV on the date of grant by the Estimated Annual Growth Rate (currently set at 7% in the 1998 Incentive Plan) and compounding the product over a five year period. Shares of the Company's Common Stock must achieve and sustain the Threshold Price for at least 20 consecutive trading days (the "Threshold Vesting Criteria") at any time over the five years following the date of grant in order for the TSO to vest. All TSOs granted will have a term of 10 years but must vest within 5 years of the grant date in order to avoid forfeiture.

PURPOSE

     The purpose of the 1998 Incentive Plan is to give the Company an advantage in attracting, retaining and motivating management employees and to provide the Company with the ability to provide competitive incentives which are directly linked to the profitability of the Company's business and increases in stockholder value. Compensation under the 1998 Incentive Plan is intended to reinforce the attainment of annual performance goals while encouraging sustained profitable long-term growth. The Company believes that the 1998 Incentive Plan accomplishes this by aligning the interests of management employees with those of the stockholders by providing a portion of annual compensation in options to purchase Common Stock, the vesting of which is tied directly to a sustained increase in the Company's economic value to its stockholders which increase is equal to or in excess of the Estimated Annual Growth Rate.

SHARES AVAILABLE UNDER THE 1998 INCENTIVE PLAN

     The aggregate number of shares of Common Stock which may be subject to TSOs issued pursuant to the 1998 Incentive Plan will not exceed 1,000,000, subject to certain customary adjustments to prevent dilution. If any TSO or any portion thereof is terminated or surrendered for any reason without being exercised, the shares subject to the unexercised portion of the TSO will become available for subsequent TSO grants under the 1998 Incentive Plan. The Committee may grant TSOs until the earlier to occur of (i) TSOs covering all shares authorized for issuance pursuant to the 1998 Incentive Plan have been issued or (ii) the 1998 Incentive Plan has been terminated.

PLAN ADMINISTRATION

     Assuming it is approved by the Company's stockholders, the 1998 Incentive Plan will be administered by the Committee. The Committee will determine the participants in the Cash Incentive Plan who will also be eligible for awards under the 1998 Incentive Plan, establish and may thereafter modify the terms of such awards, establish rules and guidelines relating to the 1998 Incentive Plan, and be entitled to take such other action as may be necessary for the proper administration of the 1998 Incentive Plan.

PLAN PARTICIPANTS

     To date, the Committee has designated the senior members of management of the Company and GGMI (other than Matthew Bucksbaum and John Bucksbaum), as participants in the 1998 Incentive Plan. Additional participants may be designated by the Committee from time to time.

AWARDS AVAILABLE UNDER 1998 INCENTIVE PLAN

     TSOs granted under the 1998 Incentive Plan are not intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended (the "Code"). The term during which each TSO may be exercised is determined by the Committee, but no TSO may be exercisable more than ten years after the date of grant.

TRANSFERABILITY

     TSOs granted under the 1998 Incentive Plan may be exercised during the participant's lifetime, only by the participant, his guardian or legal representative and are not transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relation order (as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended or the rules thereunder (collectively, "ERISA").

TERMINATION, AMENDMENT AND ERISA STATUS

     The 1998 Incentive Plan will remain in effect through 2008, unless terminated earlier by the Board. The 1998 Incentive Plan provides that the Board may generally amend, alter or discontinue the 1998 Incentive Plan and the Committee may prospectively or retroactively amend and modify any or all of the terms of the awards under the 1998 Incentive Plan, including, without limitation, the Estimated Annual Growth Rate and/or the Threshold Vesting Criteria, in its discretion or to take into account changes in law, tax and accounting rules, in each case without further stockholder action, but no such amendment or modification shall adversely affect or in any way impair the rights of a participant under any award previously granted without such participant's consent.

     The 1998 Incentive Plan is not subject to the provisions of ERISA.

ANTIDILUTION PROVISIONS

     The number of shares of Common Stock authorized to be issued pursuant to TSOs to be granted and outstanding under the 1998 Incentive Plan (and the purchase or exercise price thereof) may be adjusted to prevent dilution or enlargement or rights in the event of any stock dividend, reorganization, reclassification, recapitalization, stock split, combination, merger, consolidation or other relevant capitalization change.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal federal income tax consequences of awards under the 1998 Incentive Plan based upon current federal income tax laws. The 1998 Incentive Plan is not qualified under Section 401(a) of the Code. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     Since TSOs will be non-qualified stock options, there are no federal income tax consequences at the time of grant. Upon exercise of the TSO, the participant must include as ordinary income an amount equal to the difference between the exercise price and the FMV of the shares of Common Stock on the date of exercise. The Company will receive a commensurate tax deduction at the time of exercise. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1998 INCENTIVE PLAN.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as the independent accountants for 1998, subject to stockholder ratification. The affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy, will be necessary to approve the Reappointment of Accountants.

     The Company expects that representatives of Coopers & Lybrand L.L.P. will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE REAPPOINTMENT OF ACCOUNTANTS.

                           PROPOSALS OF STOCKHOLDERS

     Any stockholder proposal intended to be presented for consideration at the annual meeting to be held in 1999 must be received by the Company at its principal executive offices on or before December 8, 1998 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

LOGO
LOGO

Dear Fellow Stockholder:

     As you look through the enclosed Annual Report and Proxy Materials, I wanted to share some exciting news with you.

     As you know, in 1997, the Company purchased an existing building which we have been renovating for use as our new corporate headquarters. Our contractors have been working diligently and are on schedule. We will be moving in later this month and want to share our enthusiasm with you.

     We have decided to change the location of the 1998 Annual Meeting to our new headquarters, so that we can share it with you, our fellow owners of General Growth Properties, Inc. The 1998 Annual Meeting will be held at:

          General Growth Properties, Inc.
        110 N. Wacker Drive
        Chicago, Illinois 60606

     We look forward to welcoming you at 10 a.m. on May 14, 1998.

                                          Sincerely,

                                          Matthew Bucksbaum

                                          Matthew Bucksbaum
                                          Chairman of the Board